Exhibit 10.1

SPONSOR SUPPORT AGREEMENT

This SPONSOR SUPPORT AGREEMENT (this “Agreement”), dated as of June 5, 2023, is made by and among Montana Technologies LLC, a Delaware limited liability company (the “Company”), Power & Digital Infrastructure Acquisition II Corp., a Delaware corporation (“Parent”), XPDI Sponsor II LLC, a Delaware limited liability company (“Sponsor”), and the other holders of Parent Class B Common Stock as set forth under the heading “Other Class B Holders” on the signature pages to this Agreement (the “Other Class B Holders” and, together with Sponsor, collectively, the “Class B Holders”). Each of the Company, Parent, Sponsor and the Other Class B Holders are referred to herein from time to time individually as a “Party” and collectively as the “Parties.” Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Merger Agreement (as defined below).

WHEREAS, concurrently with the execution of this Agreement, Parent, XPDB Merger Sub, LLC, a Delaware limited liability company and direct, wholly owned subsidiary of Parent, and the Company entered into that certain Agreement and Plan of Merger, dated as of the date hereof (as it may be amended, restated or otherwise modified from time to time in accordance with its terms, the “Merger Agreement”);

WHEREAS, the Merger Agreement contemplates that, concurrently with the entry into the Merger Agreement by the parties thereto, the Parties will enter into this Agreement, pursuant to which, among other things, (1) the Class B Holders will agree to vote in favor of approval of the Merger Agreement and the transactions contemplated by the Merger Agreement and the Ancillary Agreements (collectively, the “Transactions”), (2) the Class B Holders will agree to waive any adjustment to the conversion ratio set forth in Parent’s Organizational Documents or any other anti-dilution or similar protection with respect to such Class B Holder’s shares of Parent Class B Common Stock, (3) the Class B Holders will agree to be bound by certain transfer restrictions with respect to their shares of Parent Class A Common Stock prior to the Closing and (4) Sponsor will agree to subject the Subject Vesting Shares (as defined below) to the vesting provisions set forth in Section 3 below;

WHEREAS, reference is hereby made to the following: (1) that certain Letter Agreement, dated as of December 14, 2021, by and among the Parent, the Class B Holders and the other parties thereto (the “Letter Agreement”); and (2) that certain Registration and Stockholder Rights Agreement, dated as of December 9, 2021, by and among the Parent, Sponsor and the other parties thereto (the “Existing Registration Rights Agreement”);

WHEREAS, as an inducement to Parent and the Company to enter into the Merger Agreement and to consummate the Transactions, the Parties desire to agree to certain matters as set forth herein; and

WHEREAS, the Parties intend that this Agreement comply with, and shall be interpreted in accordance with the provisions of Rev. Proc. 84-42, 1984-1 C.B. 521.

NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound, hereby agree as follows:

1. Binding Effect of the Merger Agreement. Each Class B Holder hereby acknowledges and agrees that it has read the Merger Agreement and this Agreement and has had the opportunity to consult with its tax and legal advisors. During the period commencing on the date hereof and ending at the Expiration Time (as defined in Section 7 hereof), each Class B Holder shall be bound by and comply with Section 5.5 (Public Announcements), Section 5.7 (Access to Information, Confidentiality), and Section 5.13 (Nonsolicitation) of the Merger Agreement (and any relevant definitions contained in any such Sections) as if (x) such Class B Holder were an original signatory to the Merger Agreement with respect to such provisions, and (y) each reference to “Parent” contained in such provisions also referred to each such Class B Holder.

2. Agreement to Vote and Non-Redemption.

(a) Each Class B Holder hereby unconditionally and irrevocably agrees from the date hereof until the Expiration Time, to vote at any meeting of the stockholders of Parent or in any other circumstance in which the vote or consent of the stockholders of Parent is sought (and appear at any such meeting, in person or by proxy, or otherwise cause all of such Class B Holder’s Parent Class B Common Stock and any other Equity Interests of Parent that such Class B Holder holds of record or beneficially, as of the date of this Agreement, or acquires record or beneficial ownership of after the date hereof (collectively, the “Subject Parent Equity Interests”) to be counted as present thereat for purposes of establishing a quorum) all of such Class B Holder’s Subject Parent Equity Interests:

(i) in favor of each of the Transaction Proposals;

(ii) against any proposal relating to a Business Combination (other than the Transaction Proposals); and

(iii) against any proposal, action or agreement that would reasonably be expected to result in any of the conditions set forth in Article VI of the Merger Agreement not being fulfilled.

(b) Each Class B Holder hereby unconditionally and irrevocably agrees, from the date hereof until the Expiration Time, not to redeem, elect to redeem or tender or submit any of its Subject Parent Equity Interests for redemption in connection with the Merger Agreement or the Transactions.

(c) The obligations of each Class B Holder specified in this Section 2 shall apply whether or not the Merger, any of the other Transactions or any action described above is recommended by Parent’s board of directors (the “Parent Board”) or the Parent Board has effected a Change in Recommendation.

3. Vesting.

(a) Sponsor, Parent and the Company each agree that, as of the Effective Time (and for the avoidance of doubt, following the conversion of Parent Class B Common Stock at the into New Parent Class A Common Stock at the Effective Time), Sponsor will beneficially own 7,097,500 shares of New Parent Class A Common Stock (the “Subject Shares”), of which (i) 5,716,764 Subject Shares shall automatically vest (and shall not be subject to forfeiture) at the Effective Time and (ii) 1,380,736 Subject Shares (the “Subject Vesting Shares”) shall be unvested and shall only vest and no longer be subject to forfeiture as follows:

(i) Earnout Milestone Vesting. During the Vesting Period (as defined below), a portion of the Subject Vesting Shares shall vest from time to time, at the same time and simultaneously with any Earnout Stock Payment pursuant to Section 2.4 of the Merger Agreement, in each case, in an amount equal to the product of (A) the aggregate number of Subject Vesting Shares outstanding immediately following the Effective Time multiplied by (B) a fraction (x) the numerator of which is the applicable Earnout Milestone Amount and (y) the denominator of which is the Maximum Earnout Milestone Amount (for the avoidance of doubt, taking into account with respect to the nominator and denominator any adjustments in accordance with Section 2.4(d) of the Merger Agreement).

(ii) Share Price Vesting. Notwithstanding anything to the contrary in Section 3(a)(i):

(1) (A) 690,368 Subject Vesting Shares shall vest in full at such time that the New Parent Class A Common Stock’s volume weighted average price on the Nasdaq as reported by Bloomberg L.P. equals or exceeds $12.00 per share (as adjusted for extraordinary transactions, stock splits, extraordinary stock dividends, reorganizations, recapitalizations and the like) for any twenty (20) Trading Days within any thirty (30) consecutive Trading Day period during the Vesting Period (the “$12.00 Vesting Time”) or (B) if, prior to the $12.00 Vesting Time, any Subject Vesting Shares have vested pursuant to Section (3)(a)(i)(1), then (x) if the number of Subject Vesting Shares that have vested pursuant to Section 3(a)(i)(1) exceeds 690,368, then no additional Subject Vesting Shares shall vest and (y) if the number of Subject Vesting Shares that have vested pursuant to Section 3(a)(i)(1) is less than 690,368 (such deficit, the “Deficit Amount”), then a number of Subject Vesting Shares equal to 690,368 less the Deficit Amount shall vest; and

(2) any remaining Subject Vesting Shares shall vest in full at such time that the New Parent Class A Common Stock’s volume weighted average price on the Nasdaq as reported by Bloomberg L.P. equals or exceeds $14.00 per share (as adjusted for extraordinary transactions, stock splits, extraordinary stock dividends, reorganizations, recapitalizations and the like) for any twenty (20) Trading Days within any thirty (30) consecutive Trading Day period during the Vesting Period (the “$14.00 Vesting Time”).

(b) In the event that a Company Sale is consummated during the Vesting Period, then immediately prior to the consummation of such Company Sale, to the extent it has not already occurred, the vesting conditions set forth in Section 3(a)(i) or Section 3(a)(ii), as applicable, shall be deemed to have occurred (and such unvested Subject Vesting Shares shall become vested) and the holders of such Subject Vesting Shares shall be eligible to participate in such Company Sale in the same manner as other holders of shares of New Parent Class A Common Stock. Notwithstanding anything to the contrary in this Agreement, in the event of any merger, sale, consolidation, business combination, recapitalization, capital stock exchange, tender offer, reorganization or other similar business transaction that does not constitute a Company Sale, any unvested Subject Vesting Shares shall not be forfeited, shall remain outstanding, and shall remain subject to vesting as set forth in Section 3(a) or this Section 3(b).

(c) For the avoidance of doubt, in no event shall holders of Subject Vesting Shares be entitled to receive, in the aggregate, more than 1,380,736 Subject Vesting Shares as a result of the vesting events set forth in Section 3(a) or this Section 3(b). Any Subject Vesting Shares that have not vested pursuant to Section 3(a) by the end of the Vesting Period shall be deemed to be transferred by the forfeiting holder to Parent without any consideration and shall be cancelled by Parent and cease to exist.

(d) Within thirty (30) days from the date hereof, Sponsor shall execute and file with the Internal Revenue Service a “protective” election under Section 83(b) of the Code with respect to its Subject Vesting Shares.

(e) For purposes of this Section 3:

(i) “Company Sale” means (which, for the avoidance of doubt, shall not include the Transactions): (x) any transaction or series of related transactions that results in any Person or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) acquiring Equity Interests that represent more than 50% of the total voting power of the then outstanding voting securities of Parent (or the Equity Interests of the surviving Person outstanding immediately after such transaction or transactions) or (y) a sale or disposition of all or substantially all of the assets of Parent and its Subsidiaries on a consolidated basis, in each case other than a transaction or series of related transactions that results in at least 50% of the combined voting power of the then outstanding voting securities of Parent (or any successor to Parent) immediately following the closing of such transaction or series of related transactions beneficially owned, directly or indirectly, by individuals and entities (or Affiliates of such individuals and entities) who were the beneficial owners, respectively, of Equity Interests representing more than 50% of the total voting power of the then outstanding voting securities of Parent immediately prior to such transaction or series of related transactions.

(ii) “Trading Day” means any day on which the New York Stock Exchange and the Nasdaq Stock Market are open for the buying and selling of securities.

(iii) “Vesting Period” means the period beginning on the Closing Date and ending five (5) years following the Closing Date.

(f) The Parties agree that, to the extent Parent is required to issue and sell any shares of Parent Class B Common Stock pursuant to those certain Subscription Agreements, dated as of December 9, 2021, by and among Parent and the purchasers named therein (collectively, the “Anchor Investors”) and Sponsor is required to forfeit an equal number of shares of Parent Class B Common Stock pursuant to that certain Forfeiture Agreement, dated as of December 9, 2021 (the “Forfeiture Agreement”), by and between Parent and Sponsor, then (i) any shares of Parent Class B Common Stock (or New Parent Class A Common Stock issuable upon conversion thereof) issued to the Anchor Investors (the “Anchor Investor Shares”) will constitute “Subject Shares” as contemplated by Section 3(a), (ii) eighty percent (80%) of such Anchor Investor Shares shall vest as contemplated by Section 3(a) and (iii) twenty percent (20%) of such Anchor Investor Shares shall be subject to the vesting provisions as contemplated by Section 3(a) or Section 3(b). Contemporaneous with Parent’s issuance of any Anchor Investor Shares and Sponsor’s forfeiture of shares of Parent Class B Common Stock, Parent shall cause each of the Anchor Investors to execute a joinder to this Agreement, in substance reasonably satisfactory to the Company, pursuant to which the Anchor Investors will agree to be subject to the provisions set forth in this Section 3 with respect to their Anchor Investor Shares.

(g) For the avoidance of doubt, (i) the holders of the Subject Vesting Shares shall retain all of its rights as a stockholder of the Company with respect to the Subject Vesting Shares owned by it during any period of time that such shares are subject to restriction on transfer or sale hereunder, including the right to vote any such shares and the right to receive dividends and other distributions with respect to such Subject Vesting Shares prior to vesting (provided that dividends and other distributions with respect to Subject Vesting Shares that are subject to vesting and are unvested at the time of such dividend or distribution shall be set aside by the Company and shall only be paid to such holders upon the vesting of such Subject Vesting Shares (and, if any dividends or other distributions with respect to Subject Vesting Shares are set aside and such Subject Vesting Shares are subsequently forfeited pursuant to this Section 3, such set aside dividends or distributions shall become the property of the Company)), (ii) any Subject Vesting Shares that vest in accordance with the terms of this Section 3 shall remain subject to any applicable lock-up agreement executed by the holders of the Subject Vesting Shares and (iii) notwithstanding the expiration of any lock-up period with respect to any Subject Vesting Shares, such shares shall remain subject to any applicable restrictions set forth this Section 3.

4. Waiver of Anti-dilution Protection and Conversion.

(a) Each Class B Holder hereby (i) irrevocably waives, subject to, and conditioned upon, the occurrence of the Closing, to the fullest extent permitted by Law and Parent’s Organizational Documents, and (ii) agrees not to assert or perfect, any rights to adjustment or other anti-dilution protection with respect to the rate that the Parent Class B Common Stock held by him, her or it converts into Parent Class A Common Stock pursuant to Section 8 of Parent’s Certificate of Incorporation or any other adjustments or anti-dilution protections with respect to such Parent Class B Common Stock.

(b) Each Class B Holder hereby acknowledges and agrees that, immediately prior to the Effective Time, and subject to Section 4(a), each share of Parent Class B Common Stock that is issued and outstanding as of such time shall automatically convert into one share of New Parent Class A Common Stock, and each Class B Holder jointly and severally agrees that as a result of such conversion, the 7,187,500 outstanding shares of Parent Class B Common Stock shall collectively convert into 7,187,500 shares of New Parent Class A Common Stock (subject to the vesting provisions set forth in Section 3 and ordinary equitable adjustments on account of any stock splits, stock dividends, reorganizations, recapitalizations and the like).

5. Transfer of Shares. Each Class B Holder hereby agrees that prior to the Expiration Time, such Class B Holder shall not, directly or indirectly, (a) sell, assign, transfer (including by operation of law), hypothecate, place a lien on, pledge, dispose of, grant any option to purchase, distribute or otherwise encumber any of such Class B Holder’s Subject Parent Equity Interests or otherwise agree to do any of the foregoing (each, a “Transfer”), (b) deposit any of such Class B Holder’s Subject Parent Equity Interests into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect to any of such Class B Holder’s Subject Parent Equity Interests that conflicts with any of the covenants or agreements set forth in this Agreement, (c) enter into any Contract, option or other arrangement or undertaking with respect to the direct or indirect acquisition or sale, assignment, transfer (including by operation of law) or other disposition of any of such Class B Holder’s Subject Parent Equity Interests, (d) engage in any hedging or other transaction which is designed to, or which would (either alone or in connection with one or more developments or events (including the satisfaction or waiver of any conditions precedent)), lead to or result in a sale or disposition of such Class B Holder’s Subject Parent Equity Interests or (e) take any action that would have the effect of preventing or materially delaying the performance of such Class B Holder’s obligations hereunder; provided, however, that the foregoing shall not apply to any Transfer (i) to Parent’s officers or directors, any Affiliates or family members of any of Parent’s officers or directors, or any officers, directors or members of Sponsor (or former Sponsor if such transfer occurs after a dissolution of Sponsor) or their Affiliates, or any Affiliates of Sponsor (or former Sponsor if such transfer occurs after a dissolution of Sponsor); (ii) in the case of an individual, by gift to a member of one of the individual’s immediate family, an estate planning vehicle or to a trust, the beneficiary of which is a member of the individual’s immediate family, an Affiliate of such Person or to a charitable organization; (iii) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual; (iv) in the case of an individual, pursuant to a qualified domestic relations order; (v) by private sales or transfers made in connection with the transactions contemplated by the Merger Agreement at prices no greater than the price at which such Class B Shares were originally purchased; (vi) by pro rata distributions from Sponsor to its members, partners or shareholders pursuant to Sponsor’s organizational documents; (vii) by virtue of the laws of Delaware or Sponsor’s organizational documents upon liquidation or dissolution of Sponsor; and (viii) to Parent for no value for cancellation in connection with the consummation of the Transactions (including in connection with the transactions contemplated by the Forfeiture Agreement); provided, that any transferee of any Transfer of the type set forth in clauses (i) through (vii) must enter into a written agreement in form and substance reasonably satisfactory to the Company agreeing to be bound by these restrictions prior to the occurrence of such Transfer.

6. Representations and Warranties. Each Class B Holder represents and warrants (severally and not jointly) to Parent and the Company, solely with respect to such Class B Holder, as follows: (a) if such Person is not an individual, it is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated, formed, organized or constituted, and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby are within such Person’s corporate, limited liability company or organizational powers and have been duly authorized by all necessary corporate, limited liability company or organizational actions on the part of such Person; (b) if such Person is an individual, such Person has full legal capacity, right and authority to execute and deliver this Agreement and to perform his or her obligations hereunder; (c) this Agreement has been duly executed and delivered by such Person and, assuming due authorization, execution and delivery by the other Parties, this Agreement constitutes a legally valid and binding obligation of such Person, enforceable against such Person in accordance with the terms hereof, subject to applicable bankruptcy, insolvency and other similar Laws affecting the enforceability of creditors’ rights generally, general equitable principles and the discretion of courts in granting equitable remedies; (d) the execution and delivery of this Agreement by such Person does not, and the performance by such Person of his, her or its obligations hereunder will not, (i) if such Person is not an individual, conflict with or result in a violation of the Organizational Documents of such Person, or (ii) require any consent or approval that has not been given or other action that has not been taken by any third party (including under any Contract binding upon such Person or such Person’s Subject Parent Equity Interests), in each case, to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by such Person of its, his or her obligations under this Agreement; (e) there are no actions pending against such Person or, to the knowledge of such Person, threatened against such Person, before (or, in the case of threatened actions, that would be before) any arbitrator or any Governmental Entity, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by such Person of its, his or her obligations under this Agreement; (f) such Person had the opportunity to read the Merger Agreement and this Agreement and has had the opportunity to consult with its tax and legal advisors in connection therewith; (g) such Person has not entered into, and shall not enter into, any agreement that would restrict, limit or interfere with the performance of such Person’s obligations hereunder and (h) such Person is the record and beneficial owner of all of his, her or its Subject Parent Equity Interests, and there exist no Liens or any other limitation or restriction (including, without limitation, any restriction on the right to vote, sell or otherwise dispose of such securities), other than pursuant to (i) this Agreement, (ii) the Certificate of Incorporation, (iii) the Merger Agreement, (iv) the Letter Agreement, (v) that certain Securities Subscription Agreement, dated as of March 30, 2021, by and between Parent and Sponsor, (vi) the Existing Registration Rights Agreement or (vii) any applicable securities laws.

7. Termination. This Agreement shall automatically terminate, without any notice or other action by any Party, and be void ab initio upon the earlier of (a) the Effective Time and (b) the valid termination of the Merger Agreement in accordance with its terms (such earlier time, the “Expiration Time”). Upon termination of this Agreement as provided in the immediately preceding sentence, none of the Parties shall have any further obligations or liabilities under, or with respect to, this Agreement. Notwithstanding the foregoing or anything to the contrary in this Agreement, (i) the termination of this Agreement shall not affect any liability on the part of any Party for a willful and intentional breach of any covenant or agreement set forth in this Agreement prior to such termination or for Fraud, (ii) Sections 3, 4, 8 and 13 (solely to the extent related to Sections 3 and 4) shall each survive the termination of this Agreement pursuant to this Section 7 and (iii) Sections 8, 9, 11, 12 and 13 (solely to the extent related to Sections 8, 9, 11 or 12) shall survive any termination of this Agreement. For purposes of this Section 7, (A) “willful and intentional breach” means a willful and intentional breach that is a consequence of an act undertaken or a failure to act by the breaching Party with the knowledge that the taking of such an act or such failure to act would, or would reasonably be expected to, constitute or result in a breach of this Agreement, and (B) “Fraud” means actual, knowing and intentional common law fraud under the Laws of the State of Delaware. For the avoidance of doubt, “Fraud” does not include any claim for equitable fraud, promissory fraud, unfair dealings fraud or any torts (including a claim for fraud or alleged fraud) based on negligence or recklessness.

8. No Recourse. Except for claims pursuant to the Merger Agreement or any Ancillary Agreement (other than this Agreement) by any party(ies) thereto against any other party(ies) thereto, each Party agrees that, (a) this Agreement may only be enforced against, and any action for breach of this Agreement may only be made against, the Parties, and no claims of any nature whatsoever (whether in tort, contract or otherwise) arising under or relating to this Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby shall be asserted against any Company Non-Party Affiliate or any Parent Non-Party Affiliate (other than the Class B Holders named as Parties, on the terms and subject to the conditions set forth herein), and (b) none of the Company Non-Party Affiliates or the Parent Non-Party Affiliates (other than the Class B Holders named as Parties, on the terms and subject to the conditions set forth herein) shall have any liability arising out of or relating to this Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby, including with respect to any claim (whether in tort, contract or otherwise) for breach of this Agreement or in respect of any written or oral representations made or alleged to be made in connection herewith, as expressly provided herein, or for any actual or alleged inaccuracies, misstatements or omissions with respect to any information or materials of any kind furnished in connection with this Agreement, the negotiation hereof or the transactions contemplated hereby. For the purpose of this Section 8, (x) “Parent Non-Party Affiliate” means (i) any officer, director, employee, partner, member, manager, direct or indirect equityholder or Affiliate of Parent, Sponsor or any of the Anchor Investors (other than, for the avoidance of doubt, Parent, Sponsor or any of the Anchor Investors) and (ii) each of the former, current or future Affiliates, Representatives, successors or permitted assigns of any of the Persons in clause (i) (other than, for the avoidance of doubt, Parent, Sponsor or any of the Anchor Investors) or any family member of the foregoing Persons and (y) “Company Non-Party Affiliate” means (i) any officer, director, employee, partner, member, manager, direct or indirect equityholder or Affiliate of the Company or any of its Subsidiaries (other than, for the avoidance of doubt, the Company or any of its Subsidiaries) or any family member of the foregoing Persons and (ii) each of the former, current or future Affiliates, Representatives, successors or permitted assigns of any of the Persons in clause (i) (other than, for the avoidance of doubt, the Company or any of its Subsidiaries).

9. Further Assurances. Each Class B Holder shall execute and deliver, or cause to be delivered, such additional documents and take, or cause to be taken, all such further actions and do, or cause to be done, all things reasonably necessary (including under applicable Laws), or reasonably requested by Parent or the Company, to effect the actions and consummate the Merger and the other transactions contemplated by this Agreement and the Merger Agreement (including the Transactions and the Ancillary Agreements), in each case, on the terms and subject to the conditions set forth therein and herein, as applicable.

10. Closing Date Deliverables. On the Closing Date, each of the Class B Holders shall deliver to Parent and the Company a duly executed copy of the Amended and Restated Registration Rights Agreement and the Lock-Up Agreement.

11. Fiduciary Duties. Notwithstanding anything in this Agreement to the contrary, (a) no Class B Holder makes any agreement or understanding herein in any capacity (including, in the case of each Other Class B Holder, in such Other Class B Holder’s capacity as a director, officer or employee of any Parent Party) other than in such Class B Holder’s capacity as a record holder and beneficial owner of the Subject Shares, and (b) nothing herein will be construed to limit or affect any action or inaction by each Other Class B Holder or any representative of Sponsor in such holder’s capacity as a member of the board of directors (or other similar governing body) of any Parent Party or as an officer, employee or fiduciary of any Parent Party, in each case, acting in such Person’s capacity as a director, officer, employee or fiduciary of such Parent Party.

12. No Third Party Beneficiaries. This Agreement shall be for the sole benefit of the Parties and their respective successors and permitted assigns and is not intended, nor shall be construed, to give any Person, other than the Parties and their respective successors and assigns, any legal or equitable right, benefit or remedy of any nature whatsoever by reason of this Agreement. Nothing in this Agreement, expressed or implied, is intended to or shall constitute the Parties as partners or participants in a joint venture.

13. Incorporation by Reference. Sections 9.4 (Severability), 9.5 (Binding Effect; Assignment), 9.7 (Section Headings), 9.8 (Consent to Jurisdiction, Etc.), 9.9 (Entire Agreement), 9.10 (Governing Law), 9.11 (Specific Performance), 9.12 (Counterparts), 9.13 (Amendment; Modification; Waiver), 9.17 (Construction), and 9.18 (Non-Survival) of the Merger Agreement are incorporated herein and shall apply to this Agreement mutatis mutandis.

[signature pages follow]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

XPDI SPONSOR II LLC

By:	/s/ Patrick Eilers
Name:	Patrick C. Eilers
Title:	Authorized Signatory

POWER & DIGITAL INFRASTRUCTURE ACQUISITION II CORP.

By:	/s/ Patrick Eilers
Name:	Patrick C. Eilers
Title:	Chief Executive Officer

MONTANA TECHNOLOGIES, LLC

By:	/s/ Matt Jore
Name:	Matt Jore
Title:	Chief Executive Officer

[Signature Page to Sponsor Support Agreement]

OTHER CLASS B HOLDERS:

/s/ Paul Dabbar
Paul Dabbar

/s/ Paul Gaynor
Paul Gaynor

/s/ Scott Widham
Scott Widham

[Signature Page to Sponsor Support Agreement]